FOR IMMEDIATE RELEASE

KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF FISCAL 2012

RAISES OUTLOOK FOR FISCAL 2012 AND PROVIDES
PRELIMINARY GUIDANCE FOR FISCAL 2013

Winston-Salem, NC – November 30, 2011 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the third quarter of fiscal 2012, ended October 30, 2011. The Company also raised its outlook for fiscal 2012 and provided preliminary guidance for fiscal 2013.

Third Quarter Fiscal 2012 Highlights Compared to the Year-Ago Period:

  Revenues increased 9.4% to $98.7 million from $90.2 million
  Company same store sales rose 4.0%, the twelfth consecutive quarterly increase
  Operating income rose 36.2% to $5.6 million from $4.1 million
  Net income was $4.7 million ($0.07 per share diluted) compared to $2.4 million ($0.03 per share diluted) in the third quarter last year
  Cash provided by operating activities was $10.2 million compared to $7.4 million in the third quarter last year

The Company ended the third quarter of fiscal 2012 with a total of 678 Krispy Kreme stores systemwide, a net increase of nine shops during the quarter. As of October 30, 2011, there were 89 Company stores and 589 franchise locations.

Chief Executive Officer James H. Morgan commented: “Our third quarter performance reflects continued progress in strengthening our financial condition and realizing our vision for the Krispy Kreme brand. We generated a healthy increase in revenues, recorded our twelfth consecutive quarter of positive same store sales at Company stores, and delivered substantial improvements in both profitability and operating cash flow. Despite economic headwinds and input cost challenges, we now project fiscal 2012 consolidated operating income, exclusive of impairment charges and lease termination costs, of $24 to $26 million, which would represent at least 25% growth over fiscal 2011.”

Morgan continued, “While we are encouraged by our near-term results, we also believe that maintaining a longer term perspective is critical to building shareholder value. We are therefore working on a number of initiatives to improve profitability in the Company Stores segment in the years ahead. In addition, within our franchise segments, we are expanding our international franchisee pipeline to expand our geographic reach and market penetration, developing plans to reintroduce domestic franchise marketing, and improving support to our existing franchisees throughout the world. In summary, fiscal 2012 is proving to be an exciting year at Krispy Kreme, both strategically and as a result of our financial performance, and we continue to position the Company to build shareholder value for the long term.”

Third Quarter Fiscal 2012 Results

Consolidated Results

For the third quarter ended October 30, 2011, revenues increased 9.4% to $98.7 million from $90.2 million. Year-over-year revenue increases were generated in all four business segments.

Direct operating expenses increased to $85.9 million from $79.2 million in the same period last year, but as a percentage of total revenues, fell to 87.0% from 87.7%. General and administrative expenses increased to $4.9 million from $4.8 million in the year-ago period but, as a percentage of total revenues, decreased to 5.0% from 5.3%.

Operating income increased to $5.6 million from $4.1 million.

Interest expense decreased to $385,000 from $1.6 million, reflecting lower interest rates as a result of the January 2011 refinancing of the Company’s credit facilities, as well as the reduced level of indebtedness.

Net income was $4.7 million ($0.07 per share diluted) compared to $2.4 million ($0.03 per share diluted), in the third quarter last year.

Segment Results

Company Stores revenues increased 9.8% to $67.6 million from $61.6 million. Same store sales at Company stores rose 4.0%, the twelfth consecutive quarterly increase. Price increases instituted to help offset higher input costs drove the increase, but were partially offset by a decrease in customer traffic. The Company believes that expected cannibalization by new store openings in expansion markets adversely affected same store sales in the third quarter. The Company Stores segment posted an operating loss of $574,000, compared to an operating loss of $1.4 million in the third quarter last year.

Domestic Franchise revenues increased 14.1% to $2.3 million from $2.0 million, reflecting an 11.7% rise in sales by domestic franchisees. Same store sales rose 7.9% at domestic franchise stores. Domestic Franchisee segment operating income improved to $1.1 million, compared to $499,000 in the third quarter last year.

International Franchise revenues increased 22.4% to $5.4 million from $4.4 million, driven by higher royalty revenues. Sales by international franchise stores rose 9.4%, and provisions for uncollectible royalties fell almost $700,000 from the third quarter last year. Adjusted to eliminate the effects of changes in foreign exchange rates, same store sales at international franchise stores fell 12.2%, reflecting, among other things, honeymoon effects from the over 300 stores opened internationally since the beginning of fiscal 2009, as well as cannibalization as markets develop. The International Franchise segment generated operating income of $3.3 million, up from $3.0 million in the third quarter last year.

KK Supply Chain revenues (including sales to Company stores) increased 11.7% to $50.3 million from $45.0 million in the same period last year, driven by selling price increases. External KK Supply Chain revenues rose 5.2% to $23.4 million from $22.2 million in the year-ago period. KK Supply Chain generated operating income of $7.0 million in the third quarter of fiscal 2012, down slightly from $7.3 million in the third quarter last year. KK Supply Chain has raised selling prices to recover rising input costs resulting from higher agricultural commodity prices, but generally has not marked up those higher costs; accordingly, KK Supply Chain’s operating margin declined in the third quarter of fiscal 2012 compared to the third quarter last year.

Outlook

Given our third quarter and fiscal year-to-date results, along with other current information, the Company is raising its fiscal 2012 outlook for consolidated operating income, exclusive of impairment charges and lease termination costs, to between $24 and $26 million from between $22 million and $24 million previously.

For fiscal 2013, the Company anticipates opening 5 to 10 Company stores, between 10 and 15 domestic franchise stores, and more than 60 international franchise stores. Although the Company looks for continued organic same store sales growth in its domestic stores, international franchise same store sales will likely continue to be pressured by the substantial growth in international markets in recent years. In addition, as prices of agricultural and other commodities are expected to remain volatile, the Company will continue working to reduce its consumption of certain key ingredients while taking other measures to combat the rise in input costs the Company has experienced over the past year.

Based on these factors, our preliminary guidance is for fiscal 2013 operating income in the range of $29 to $33 million, inclusive of estimated impairment and lease termination costs. In addition, we are also going to start expressing our guidance in terms of diluted earnings per share in order to conform to prevailing practice in the industry. Our preliminary estimate of diluted EPS for fiscal 2013 is in the range of $0.35 to $0.41 per share. The foregoing range assumes income tax expense for fiscal 2013 of approximately $2 million, which would give us an effective income tax rate of approximately 7%. The estimated range does not give effect to the increase in the Company’s effective income tax rate for fiscal 2013 which would result from a conclusion that some or all of the Company’s deferred income tax assets are more likely than not to be realized.

As of the end of fiscal 2011, the Company had a valuation allowance of approximately $160 million, equal to the entire balance of its net deferred income tax assets. If, based on additional evidence, the Company concludes that some or all of such valuation allowance should be released to earnings in the fourth quarter, then the Company’s effective income tax rate for years after fiscal 2012 would rise substantially. Management currently estimates that its annual effective income tax rate subsequent to any reversal of the deferred income tax valuation allowance would be approximately 40%. Any reversal of the valuation allowance will have no effect on the Company’s actual income tax payments or other cash flows, notwithstanding the fact that the Company’s reported earnings would be reduced subsequent to any such reversal.

Conference Call

The Company will host a conference call to review financial results for the third quarter of fiscal 2012 as well as its outlook this afternoon at 4:30 p.m. (ET).

A live webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (866) 700-6293 or, for international callers, by dialing (617) 213-8835; the participant passcode is Krispy Kreme. An archived replay of the call will be available shortly after its conclusion by dialing (888) 286-8010, or (617) 801-6888 for international callers; the passcode is 12931664. The audio replay will be available through December 7, 2011. A transcript of the conference call also will be available on the Company website.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, Krispy Kreme shops can be found in over 675 locations in 21 countries around the world. Visit us at www.krispykreme.com.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “could,” “will,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; our ability to implement our international growth strategy; our ability to implement our new domestic operating model; currency, economic, political and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients; compliance with government regulations relating to food products and franchising; our relationships with off-premises customers; our ability to protect our trademarks and trade secrets; restrictions on our operations and compliance with covenants contained in our secured credit facilities; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; and increased costs or other effects of new government regulations relating to healthcare benefits. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2011	2010	2011	2010
	(In thousands, except per share amounts)
Revenues	$98,708	$90,228	$301,260	$270,277
Operating expenses:
Direct operating expenses (exclusive of depreciation expense
shown below)	85,874	79,152	258,554	233,382
General and administrative expenses	4,941	4,784	15,515	15,509
Depreciation expense	2,208	1,818	6,233	5,619
Impairment charges and lease termination costs	135	399	680	1,482
Operating income	5,550	4,075	20,278	14,285
Interest income	30	42	131	164
Interest expense	(385)	(1,585)	(1,276)	(5,023)
Equity in income (losses) of equity method franchisees	(72)	190	(69)	371
Gain on sale of interest in equity method franchisee	-	-	6,198	-
Other non-operating income and (expense), net	89	85	261	247
Income before income taxes	5,212	2,807	25,523	10,044
Provision for income taxes	495	417	2,796	979
Net income	$4,717	$2,390	$22,727	$9,065

Earnings per common share:
Basic	$0.07	$0.03	$0.33	$0.13
Diluted	$0.07	$0.03	$0.32	$0.13

Weighted average shares outstanding:
Basic	69,384	68,407	69,013	68,232
Diluted	71,547	70,023	71,474	69,527

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED BALANCE SHEET

	October 30,	January 30,
	2011	2011
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,579	$21,970
Receivables	22,502	20,261
Receivables from equity method franchisees	680	586
Inventories	16,948	14,635
Other current assets	4,162	5,970
Total current assets	81,871	63,422
Property and equipment	73,393	71,163
Investments in equity method franchisees	-	1,663
Goodwill and other intangible assets	23,776	23,776
Other assets	9,668	9,902
Total assets	$188,708	$169,926

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$2,220	$2,513
Accounts payable	11,154	9,954
Accrued liabilities	29,647	28,379
Total current liabilities	43,021	40,846
Long-term debt, less current maturities	25,345	32,874
Other long-term obligations	17,912	19,778

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value	-	-
Common stock, no par value	374,327	370,808
Accumulated other comprehensive loss	(278)	(34)
Accumulated deficit	(271,619)	(294,346)
Total shareholders’ equity	102,430	76,428
Total liabilities and shareholders’ equity	$188,708	$169,926

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended
	October 30,	October 31,
	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,727	$9,065
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	6,233	5,619
Deferred income taxes	159	(90)
Impairment charges	-	790
Accrued rent expense	389	(165)
Loss on disposal of property and equipment	348	473
Gain on sale of interest in equity method franchisee	(6,198)	-
Share-based compensation	3,437	3,197
Provision for doubtful accounts	(397)	(300)
Amortization of deferred financing costs	320	560
Equity in (income) loss of equity method franchisees	69	(371)
Other	490	(316)
Change in assets and liabilities:
Receivables	(1,794)	(3,036)
Inventories	(2,313)	(816)
Other current and non-current assets	(261)	(1,948)
Accounts payable and accrued liabilities	1,899	351
Other long-term obligations	(2,196)	(179)
Net cash provided by operating activities	22,912	12,834
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(8,222)	(5,457)
Proceeds from disposals of property and equipment	26	2,688
Proceeds from sale of interest in equity method franchisee	7,723	-
Escrow deposit recovery	1,600	-
Other investing activities	(52)	6
Net cash provided by (used for) investing activities	1,075	(2,763)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(8,437)	(8,114)
Deferred financing costs	(23)	-
Proceeds from exercise of stock options	1,036	-
Proceeds from exercise of warrants	-	5
Repurchase of common shares	(954)	(421)
Net cash used for financing activities	(8,378)	(8,530)
Net increase in cash and cash equivalents	15,609	1,541
Cash and cash equivalents at beginning of period	21,970	20,215
Cash and cash equivalents at end of period	$37,579	$21,756

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2011	2010	2011	2010
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$31,347	$28,944	$93,151	$85,727
Off-premises sales	36,259	32,621	109,922	98,342
Company Stores revenues	67,606	61,565	203,073	184,069
Domestic Franchise	2,327	2,040	7,045	6,314
International Franchise	5,374	4,389	16,362	13,158
KK Supply Chain:
Total revenues	50,277	45,001	154,501	135,798
Less – intersegment sales elimination	(26,876)	(22,767)	(79,721)	(69,062)
External KK Supply Chain revenues	23,401	22,234	74,780	66,736
Total revenues	$98,708	$90,228	$301,260	$270,277

Operating income (loss):
Company Stores	$(574)	$(1,449)	$551	$(3,214)
Domestic Franchise	1,114	499	2,477	2,694
International Franchise	3,313	3,018	10,893	9,004
KK Supply Chain	6,987	7,342	23,074	23,361
Total segment operating income	10,840	9,410	36,995	31,845
Unallocated general and administrative expenses	(5,155)	(4,936)	(16,037)	(16,078)
Impairment charges and lease termination costs	(135)	(399)	(680)	(1,482)
Consolidated operating income	$5,550	$4,075	$20,278	$14,285

Depreciation expense:
Company Stores	$1,756	$1,410	$4,982	$4,264
Domestic Franchise	55	56	165	166
International Franchise	-	2	4	5
KK Supply Chain	183	198	560	615
Corporate administration	214	152	522	569
Total depreciation expense	$2,208	$1,818	$6,233	$5,619

KRISPY KREME DOUGHNUTS, INC.

STORE COUNT

	NUMBER OF STORES
	DOMESTIC	INTERNATIONAL	TOTAL
Number of Stores Open at October 30, 2011:
Company:
Factory	70	-	70
Satellite	19	-	19
Total Company	89	-	89
Franchise:
Factory	103	112	215
Satellite	38	336	374
Total franchise	141	448	589
Total systemwide	230	448	678

	NUMBER OF STORES
	COMPANY	FRANCHISE	TOTAL
Quarter ended October 30, 2011
July 31, 2011	88	581	669
Opened	1	22	23
Closed	-	(14)	(14)
October 30, 2011	89	589	678

Quarter ended October 31, 2010
August 1, 2010	84	549	633
Opened	1	19	20
Closed	-	(4)	(4)
October 31, 2010	85	564	649

KRISPY KREME DOUGHNUTS, INC.

SELECTED OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2011	2010	2011	2010
Systemwide Sales (in thousands):(1)
Company stores	$67,126	$61,146	$201,629	$182,936
Domestic Franchise stores	64,976	58,185	196,502	179,460
International Franchise stores	91,928	84,039	279,188	235,850
International Franchise stores, in constant dollars(2)	91,928	86,971	279,188	249,933

Change in Same Store Sales (on-premises sales only):(3)
Company stores	4.0%	5.0%	4.2%	4.6%
Domestic Franchise stores	7.9%	5.7%	6.2%	4.4%
International Franchise stores	(8.5)%	(8.6)%	(5.4)%	(9.2)%
International Franchise stores, in constant dollars(2)	(12.2)%	(12.3)%	(11.3)%	(14.8)%

Change in Same Store Customer Count - Company stores
(retail sales only)	(1.3)%	2.5%	(0.4)%	3.1%

Company stores Off-Premises Metrics:(4)
Grocers/mass merchants:
Change in average weekly number of doors	1.4%	2.0%	3.7%	(0.9)%
Change in average weekly sales per door	15.9%	4.1%	13.1%	7.5%
Convenience stores:
Change in average weekly number of doors	(9.3)%	(1.5)%	(4.4)%	(4.8)%
Change in average weekly sales per door	14.0%	(1.4)%	9.2%	(1.4)%

(1)	Systemwide sales, a non-GAAP financial measure, include the sales by both Company and franchise stores but excludes sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing the overall performance of the Krispy Kreme brand and, ultimately, the performance of the Company. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	The change in “same store sales” represents the aggregate on-premises sales (including fundraising sales) during the current year period for all stores which had been open for more than 56 consecutive weeks during the current year period (but only to the extent such sales occurred in the 57th or later week of each store’s operation) divided by the aggregate on-premises sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 57 consecutive weeks, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation. The change in “same store customer count” is similarly computed, but is based upon the number of retail transactions reported in the Company’s point-of-sale system.
(4)	For Company off-premises sales, “average weekly number of doors” represents the average number of customer locations to which product deliveries are made during a week by Company Stores, and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

CONTACT: Media, Brian K. Little, +1-336-726-8825, blittle@krispykreme.com, or Investor Relations, Anita K. Booe, +1-336-703-6902, abooe@krispykreme.com